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                                OPTION AGREEMENT

THIS AGREEMENT dated the 28th day of July 1999.

BETWEEN:

         MEGACHAIN.COM, LTD, a public company listed on the NASDAQ Bulletin
         Board

                                OF THE FIRST PART

                   (hereinafter referred to as the "Optionee")


AND

         GREENCHIP PLC a public company listed on the London UK stock exchanges


                               OF THE SECOND PART

                   (hereinafter referred to as the "Optionee")


WHEREAS:

1. Optionor is the owner and holder of certain technology and proprietary intellectual property, including, without limitation, copyrights, patents, trademarks trade secrets, business plans and know how relating to products and services which combine as a software system. This system gives exposure to internet websites and their products and services through an automated multi-tiered system of tracking and marketing whereby agents receive commissions based on responses created by forwarding vendor email advertisements to friends, acquaintances and business associates. ("Confidential Information").

2. The Management of Optionee have international experience in financing, managing, operating and controlling both private and public companies.

3. The Optionors are desirous of granting and the Optionee is desirous of receiving the option as set out herein.


NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $1.00 (the receipt and sufficiency whereof as hereby confirmed by the parties), the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

1.       OPTION

1.1 The optionor hereby grants to Optionee the sole and exclusive option (the "Option") top negotiate


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and conclude during the Option Period an Agreement whereby the Optionee will be granted by Optionor the exclusive licence, for the United Kingdom, to use and distribute all products and technology developed by the Optionor. ("Licence Agreement).

1.2 The terms and conditions of the Licence Agreement will be those which are subsequently agreed so between the Optionor and Optionee. There is no obligation created herein on either party to conclude a Licence Agreement with the other.

3.       EXERCISE OF OPTION

3.1 The Option shall be open for exercise by the Optionee at any time after the date of this Option Agreement. This Option shall commence on July 28, 1999 ending on October 31, 1999 or such later date as shall be mutually agreed upon by both parties ("Option Period")

4.       RIGHT OF FIRST REFUSAL

4.1 In the event that during the Option Period, a third party wishes to negotiate with Optionor for licence agreement for the United Kingdom, the Optionor may enter into such negotiations. If the third party has made an offer which the Optionor wishes to accept, the Optionor must first secure from such third party a bona fide offer (the "Offer"), which Optionor is ready and willing to accept and shall immediately send a copy of such Offer (the "Offering Notice") to the Optionee. The Optionee shall have Thirty (30) days from the date the Offering Notice is given to agree by notice to the Optionor that it will enter into a licence agreement upon terms and conditions agreeable to the Optionor.

5.       CONFIDENTIALITY

5.1 The Optionor has furnished and will continue to furnish the Optionee with Confidential Information and it is understood and agreed that the disclosure of such information may be detrimental to the interests of the Optionor. Optionee will keep any and all Confidential Information completely confidential and will not disclose same to any person or body corporate or unincorporated without the Optionor's prior written permission. This obligation shall survive the termination of this Agreement and Optionee shall within Forty Eight, (48) hours of the written notice of the Company return all copies of any written Confidential Information in Optionee's possession. The covenants contained in this paragraph 5 will not apply to Confidential lnformation which is in the public domain prior to the time it is disclosed by Optionee or which is previously known to the third party to which it is being divulged.

6.       TIME OF ESSENCE

         Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

7.       BINDING EFFECT

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.


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8.       ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

9.       ASSIGNMENT

         The Optionee may assign or transfer any of its respective rights to any third person without the consent of the Optionor.

10.      AMENDMENT

         No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

11.      CHOICE OF LAW

         This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

The COMMON SEAL of                 )
GREENCHIP PLC.                     )
was hereunto                       )
affixed in the presence of         )
                                   )
/s/ [SIGNATURE]                    )
---------------------------------- )   (C/S)
Authorized Signatory               )



The COMMON SEAL of                 )
MEGACHAIN.COM, LTD.                )
was hereunto                       )
affixed in the presence of         )
                                   )
/s/ [SIGNATURE]                    )
---------------------------------- )   (C/S)
Authorized Signatory               )